CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made effective as of January 1, 2017, by and between Inception Mining Inc. (the "Company"), a Nevada corporation, and Michael Ahlin (the "Consultant").

AGREEMENT

Now therefore, in consideration of the Recitals, which shall be deemed to be a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations, hereinafter set forth, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

1. Consulting.

The Company hereby contracts the Consultant to assist in the direction of mining operations (the "Services"). The Consultant shall report to Trent D'Ambrosio, the Chief Executive Officer of the Company or another person assigned accordingly. The Consultant shall not be able to bind the Company. The Consultant hereby accepts such consulting with the Company and agrees to render the Services for and on behalf of the Company on the terms and conditions set forth in this Agreement. The services to be provided by Consultant during the term of this Agreement are: Initially, the role of the Mining Operations Manager is to oversee Project Engineering activities during the construction phase of the Clavo Rico Mine and UP & Burlington Mine. During construction, duties will include facilities planning, process engineering, maintenance and application of automation and advanced technology and engineering work relating to new project development. The incumbent will provide recommendations with respect to economic viability of the mineral property, applying procedures requiring a high degree of accuracy and innovative methods to deal with unusual problems.

The role is unique as it will ultimately transition to the Mining Operations Manager once the Clavo Rico Mind is expanded and the UP & Burlington Mine is operational. The Mining Operations Manager, will oversee the effective extraction of ore including grade control. Direct and manage all mine production activities including planning, budgeting, staffing, cost control and profitability. Assess geological and engineering information and provide direction in the development of mine strategies. Contribute to the senior management team in establishing the overall strategy for the mine.

1.1. It is expressly acknowledged by the parties hereto that Consultant is an independent contractor and nothing in this Agreement is intended nor shall be construed to create an employer-employee relationship or a joint venture of any kind including any principal-agent relationship between the Company and Consultant. The Company shall not have any right to exercise any control or discretion over the manner or method by which Consultant performs services hereunder; provided, however, the services to be provided by Consultant hereunder shall be provided in a manner

consistent with the professional standards governing such services and the provisions of this Agreement. Neither party shall have any authority to act for the other party, except as expressly provided herein, and Consultant shall have no right or power to create any liability or obligation for or on behalf of the Company or to sign any documents on behalf of the Company.

1.3 The Consultant shall be paid as follows: Inception shall pay to Consultant (i) $5000.00 (five thousand) in cash, payable in full on the 1st day of each month and (ii) $5000.00 (five thousand) worth of the Company's common stock each month, and the amount of shares to be delivered under this section shall be calculated based on the average price of the volume-weighted average price of the Company's common stock (the "VWAP") of the twenty trading days prior to the end of each calendar month. Shares shall be issued on a quarterly basis. The sale of these shares will be subject to regulation pursuant to Rule 144 of the Securities Act of 1933 and other securities regulations.

1.4. The Consultant shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Consultant in the course of carrying out the normal duties and responsibilities of the Consultant's position. The Consultant must have all expenses approved by the Company before incurring any such expenses. Reimbursement is contingent upon the Consultant furnishing to the Company in a timely fashion the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may reasonably request.

2. Term. The Agreement may be terminated at any time, by either party, with at with ten (10) days' notice to the other party.

3. Performance of Services. The Consultant shall devote sufficient time to the Company's business to render the Services. The Consultant shall comply with all laws, statutes, ordinances, rules and regulations relating to the Services. The Consultant may engage in other activities during the term of this Agreement, if such activities do not materially interfere with the business of the Company. Consultant provides similar services for other companies, both private and public and as such, and will devote substantial time to these and other interests. The Consultant may engage in other activities during the term of this Agreement.

4. Confidential Information, Trade Secrets, Inventions and Creations. The Consultant acknowledges that in the Consultant's consulting hereunder, the Consultant will be making use of, acquiring, and adding to the Company's trade secrets and its confidential and proprietary information of a special and unique nature and value relating to such matters as, but not limited to, the Company's business operations, internal structure, financial affairs, programs, software, systems, procedures, manuals, confidential reports, lists of clients and prospective clients and sales and marketing methods, as well as the amount, nature and type of services, equipment and methods used and preferred by the Company's clients and the fees paid by such clients, all of which shall be deemed to be confidential information. The Consultant acknowledges that such confidential information has been and will continue to be of central importance to the business of the Company and that disclosure of it to or its use by others could cause substantial loss to the Company. In consideration of consulting by the Company, the Consultant agrees that the Consultant shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by the Consultant as a result of the Consultant's consulting with the Company or any trade secrets of the Company, but shall hold all of the same confidential and inviolate forever.

5. Governing Law, Jurisdiction and Venue. The laws of the State of Utah shall govern this Agreement without regard to any of its conflict of law provisions.

IN WITNESS WHEREOF, the parties have executed, acknowledged, sealed and delivered this Agreement the day and year first hereinabove set forth.

INCEPTION MINING INC.

Trent D'Ambrosio
Chief Executive Officer

CONSULTANT

Michael Ahlin

Inception Mining Inc.
5330 South 900 East
Suite 280
Murray, Utah 84107

December 14, 2016

To the Board of Directors:

As of December 14, 2016, I hereby submit to the Board of Directors of Inception Mining Inc. my resignation as Chief Executive Officer. My decision to resign from this position is not the result of any disagreement with the company.

Sincerely,

Michael Ahlin

SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS

This Settlement Agreement and Mutual Release of Claims (the "Agreement") effective the 14th day of December, 2016, is entered into by and between Inception Mining Inc., a Nevada corporation ("Inception" or the "Company") and Michael Ahlin ("Ahlin"), collectively referred to as the "Parties."

WHEREAS, the Parties entered into that certain Employment Agreement, as amended (the "Agreement"), pursuant to which Ahlin agreed to serve as the Company's Chief Executive Officer;

WHEREAS, the Parties have taken steps to mutually terminate Ahlin's employment pursuant the Agreement;

WHEREAS, the Term of the Agreement (as that word is defined in the Agreement) has not yet expired, leaving obligations outstanding from both Parties; and

WHEREAS, the Parties wish to terminate all outstanding obligations under the Agreement and have agreed to the resolution, compromise, and settlement of all disputes, claims, and controversies among them as provided herein.

THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Parties agree to the following:

1. Inception and any of its agents, successors, and assigns (collectively "Inception Releasors"), hereby releases, acquits, and forever absolutely discharges Ahlin, from any and all claims to services due to Inception provided under the Agreement, and from any and all other actions, causes of action, claims, debts, liabilities, accounts, demands, damages, causes, claims for indemnification or contribution, or any other thing whatsoever whether known or unknown, suspected or unsuspected, certain or speculative, accrued or unaccrued that the Inception Releasors ever had or now have relating to or arising out of past actions, work product, agreements, contracts, obligations and relationships written or verbal with Ahlin.

2. Ahlin hereby releases, acquits, and forever absolutely discharges Inception and Inception's past and present owners, management members, subsidiaries, employees, servants, representatives, agents, attorneys, affiliated entities and persons, subrogees, heirs, executors, insurers, successors, and assigns (the "Inception Releasees"), from any and all claims to outstanding salary and other cash payments due to Ahlin provided under the Agreement, and from any and all other actions, causes of action, claims, debts, liabilities, accounts, demands, damages, causes, claims for indemnification or contribution, or any other thing whatsoever whether known or unknown, suspected or unsuspected, certain or speculative, accrued or unaccrued that Ahlin ever had or now has relating to or arising out of past actions, work product, agreements, contracts, obligations and relationships written or verbal with Inception.

3. Notwithstanding the above, Ahlin is entitled to keep all shares of the Company's common stock issued to him or otherwise earned to date. Furthermore, Ahlin's portion of the "Merger Bonus," in the amount of $60,000.00 as agreed to in other agreements with the Company, shall continue to

accrue on the books of the Company and be payable at the Company's discretion at a future date if approved by the Company's board of directors.

IN WITNESS WHEREOF, the Parties cause this Agreement to be executed as of the date first written above.

INCEPTION MINING INC.

Name: Trent D'Ambrosio
Title: Chief Executive Officer

MICHAEL AHLIN

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): **December 14, 2016**

INCEPTION MINING INC.
(Exact name of registrant as specified in its charter)

(Former Name of Registrant)

Nevada	**000-55219**	**35-2302128**
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5330 South 900 East, Suite 280
Murray, Utah 84107
(Address of principal executive offices) (zip code)

801-312-8113
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 14, 2016, Mr. Michael Ahlin notified the Board of Directors of Inception Mining Inc. (the "Company") of his intention to resign from the office of Chief Executive Officer. His decision to resign is not the result of any claim against, dispute, or issue with the Company. Included herewith as Exhibit 17.1 is his letter of resignation. Though resigning from executive office, Mr. Ahlin will remain involved with the Company as a consultant and will retain his seat on the Board of Directors.

On December 14, 2016, the Board of Directors appointed Mr. Trent D'Ambrosio to the office of Chief Executive Officer. Mr. D'Ambrosio is the Company's current Chief Financial Officer and a member of the Board of Directors. Mr. D'Ambrosio will continue to serve in these roles.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
17.1	Letter of Resignation from Michael Ahlin, dated December 14, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INCEPTION MINING INC.

Date: December 16, 2016

By: _/s/ Trent D'Ambrosio_
Trent D'Ambrosio
Chief Executive Officer